Exhibit 99.1

Greenhill Contacts: Richard J. Lieb Chief Financial Officer (212) 389-1800 Jeffrey Taufield (U.S) Kekst and Company (212) 521-4815	Caliburn Contact: Ross Thornton (Australia) FD Third Person +61 (2) 8298 6100

For Immediate Release

Greenhill to Acquire Australian-Based Caliburn Partnership,
A Leading Independent Financial Advisory Firm

Six Caliburn Managing Directors, and Total Staff of 40, to Join Greenhill

New York, New York and Sydney, Australia – March 16, 2010 – Greenhill & Co., Inc.  (NYSE:  GHL), a leading independent global investment bank, announced today that it has signed a definitive agreement to acquire Caliburn Partnership Pty Ltd. ("Caliburn"), a leading independent financial advisor in the Australasian market.  Caliburn has advised on more than A$170 billion of transactions since its founding, and had revenue for its fiscal years ended June 30, 2009, 2008 and 2007 of A$68.0 million, A$80.9 million and A$80.8 million, respectively.  The transaction is expected to close in early April.

Caliburn, which was founded in 1999 and has had an alliance with Greenhill since 2003, has 40 total employees and offices in Sydney and Melbourne.  All six of Caliburn’s Managing Directors will join Greenhill at closing, bringing the total number of Greenhill client-focused Managing Directors to 60.  Following completion of the transaction, it will operate in Australia/New Zealand under the name Greenhill Caliburn.

Greenhill and Caliburn are highly complementary businesses and were founded on identical business models.  Both are focused on delivering independent advice, free of conflicts, and on developing long-term and trusted relationships with clients.  The acquisition advances their common ambition to create the leading independent global financial advisory firm, with capabilities to advise clients across industry sectors on mergers, acquisition, restructurings, financing and capital-raising in all regions.

Terms of Transaction

Under the terms of the agreement, Greenhill will acquire 100% ownership of Caliburn in exchange for 1,099,875 shares of Greenhill common stock (with a value of $91 million based on today's closing price) issued at closing plus a new convertible preferred stock (“Performance Stock”) that pays no dividend and will convert into additional shares of Greenhill common stock in three and five years if certain revenue levels are achieved.  A further 659,925 shares of Greenhill common stock would be issued upon conversion of the Performance Stock on the third anniversary of the closing of the transaction if Caliburn has achieved average revenue of A$50 million per annum during this three-year period, and a further 439,950 shares of Greenhill common stock would be issued upon conversion of the Performance Stock on the fifth anniversary, if Caliburn has achieved further average revenue of A$50 million per annum during the two year period prior to that date.  If such revenue levels are not achieved, the

Performance Stock would be cancelled.  Consistent with its normal personnel recruiting policies, Greenhill will also grant Restricted Stock Units, which will vest over time, subject in some cases to the above revenue performance targets, to a number of Caliburn employees.

Comments From Greenhill and Caliburn Management

Robert F. Greenhill, Chairman of Greenhill said, "We have long been committed to growing our business by attracting senior investment banking talent that brings us new industry expertise or geographic reach. This is evidenced by the near doubling of our client-focused Managing Directors during the financial crisis of 2008-09. We have consistently said that most of our recruiting will be of talented individual bankers or small teams, but that we would consider an acquisition where it would bring us significant capabilities that we could not replicate with individual recruiting. Importantly, we would pursue such a significant acquisition like this only where the target had demonstrated an ability to operate in a manner consistent with the strong revenue productivity, growth, compensation and non-compensation cost discipline, profitability and return to shareholder metrics that Greenhill has exhibited in its nearly six years as a public company. In Caliburn we will be combining with a firm that meets all these criteria."

Scott L. Bok, Co-Chief Executive Officer of Greenhill, said, "Bringing the Caliburn team onboard advances our strategy in many ways. It brings us a major presence in Australia, which builds on our history as a global firm with typically more than half of our revenue originating from clients outside North America.  More broadly, it advances our efforts to develop a larger business in Asia, building on the 2008 opening of our Tokyo office and looking forward to opportunities in China and elsewhere in the region.  From an industry sector point of view, Caliburn significantly expands our capabilities in energy, mining, financial services, consumer and many other important sectors.  Finally, our fund placement advisory business will be enhanced by a presence in Australia, given Australia’s position as the fourth largest retirement savings pool in the world."

Simon A. Borrows, Co-Chief Executive Officer of Greenhill, said, "This transaction has been carefully structured to align the interests of the new team with our shareholders.  The Managing Directors of Caliburn will become significant Greenhill shareholders, consistent with our other key personnel around the world.  The structure also creates powerful equity incentives for continued strong performance over a five year period following the closing. Equally important to the financial incentives, we know through several years of working together that the Caliburn team shares our ambition to create the leading independent financial advisory firm with capabilities in all important geographic regions and in all important industry sectors."

Peter Hunt, Chairman of Caliburn, said, "We are pleased to join the Greenhill team, having built a substantial Australasian business that shares all the key attributes of the Greenhill business globally.  These include high integrity, a focus on clients rather than principal activities, a global perspective and a strong discipline on costs.  This combination positions us to serve clients better by expanding our industry sector expertise and giving us access to experienced partners in North America, Europe and Japan.  We look forward to continuing to build our business as part of the Greenhill team."

Simon Mordant and Ron Malek, Joint Chief Executive Officers of Caliburn, said “We are pleased to combine with Greenhill, a firm we have come to know well and one whose culture is so similar to ours.  Our clients will benefit from our expanded global capabilities, but will see no difference in our independent, client-focused approach to the business. Our staff will enjoy the broader opportunities of being part of a global, like-minded firm.”

Caliburn Managing Directors Joining Greenhill

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Peter Hunt is a founder and Chairman of Caliburn, based in Sydney. He has 30 years’ experience advising local and multinational companies and governments. Prior to founding Caliburn in 1999, he was Co-Head of Corporate Finance at BZW and ABN Amro. He will serve as Chairman of Greenhill Caliburn.

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Simon Mordant is a founder and Joint Chief Executive Officer of Caliburn, based in Sydney. He has 24 years’ experience advising local and multinational companies. Prior to founding Caliburn in 1999, he was

Co-Head of Corporate Finance at BZW and ABN Amro. He will serve as Co-Chief Executive Officer of Greenhill Caliburn and as a member of Greenhill’s Management Committee.

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Ron Malek is a founder and Joint Chief Executive Officer of Caliburn, based in Sydney. He has 20 years’ experience advising local and multinational companies. Prior to founding Caliburn in 1999 he was Australian Head of the Consumer Sector at BZW and ABN Amro.  He will serve as Co-Chief Executive Officer of Greenhill Caliburn and as a member of Greenhill’s Management Committee.

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Richard Phillips is a Managing Director of Caliburn, based in Melbourne.  He has 15 years’ experience advising local and multinational companies. Prior to founding the Melbourne office in 2005, he was an Executive Director with Macquarie Bank, where he was responsible for Macquarie's Australian Natural Resources M&A business. During his time at Macquarie, his roles included founding its Perth advisory business and running its Toronto advisory team.

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Roger Feletto is a Managing Director of Caliburn, based in Sydney. He joined Caliburn in 2000. He has 12 years’ experience advising leading Australian and multinational companies, with a particular focus on the industrials and consumer sectors.

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Jamie Garis is a Managing Director of Caliburn, based in Sydney. He joined Caliburn in 2002. He has 12 years’ experience advising Australian and multinational companies, with a particular focus on the financial services sector.

About Greenhill

Greenhill & Co., Inc. is a leading independent investment bank focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital-raising to corporations, partnerships, institutions and governments.  Greenhill acts for clients located throughout the world from its offices in New York, London, Frankfurt, Tokyo, Toronto, Chicago, Dallas, Houston, Los Angeles and San Franc isco, with additional offices in Sydney and Melbourne upon completion of the acquisition of Caliburn.

www.greenhill.com

About Caliburn

Caliburn Partnership Pty Ltd is a leading Australasian corporate advisory firm, providing advice on mergers and acquisitions, divestments and corporate restructurings, balance sheet and capital optimization, and debt, hybrid and equity raisings and sell-downs.  The firm was named Best M&A House (FinanceAsia) and Corporate Finance House of the Year (CFO Magazine) in 2008 and was awarded Deal of the Year and Best M&A Deal (FinanceAsia Japan Awards) for its role as adviser to Lion Nathan on its A$8.2 billion acquisition by Kirin and Best M&A Deal/Cross Border M&A Deal (FinanceAsia) in 2009 for its role as adviser to OZ Minerals on the sale of certain assets to China Minmetals.

www.caliburn.com.au

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